Earful of Books, Inc.

News Release

For Immediate Release

Earful of Books Closes Stores

            Austin, Texas (May 1, 2002) – Earful of Books, Inc. (OTCBB: EARZ) announced that it has decided to cease all company-owned store operations, pending a decision by the company’s board of directors about its next strategic step.  Earful was founded in 1992 and has five company-owned stores and one store in which it is part owner.  All six locations ceased operations, effective Wednesday, April 17, 2002.  All but three of the company's employees have been terminated.

            Effective April 2, 2002, Paul A. Rush resigned as the company’s chief executive officer, president and director.  He was replaced by Russell Grigsby as interim chief executive officer.  On April 22, 2002, Mr. Grigsby resigned as chief executive officer, but he remains a director.  At this time, Myron Sappington, chief financial officer, is managing the company.

            The company is considering its alternatives, including whether it could obtain funding from third parties for a reorganization and whether it should sell its assets to maximize payments to creditors.  The company does not currently have funds to meet its obligations as they become due or to pay its current liabilities, which include a substantial claim for unpaid federal payroll taxes.  The board has retained Strasburger & Price, LLP, Austin, Texas as the company's attorneys to assist it in exploring options.

# # #

Contact:

Stephen A. Roberts

Strasburger & Price, LLP

512-499-3600